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FOR IMMEDIATE RELEASE	Contact:	Kyle Stults Investor Relations (410) 740-0081

Martek Announces Sale of Fluorescent Detection Products Business; Henry Linsert, Jr. to Retire
as Chairman
Director Robert J. Flanagan To Become Chairman

COLUMBIA, MD – June 28, 2007 – Martek Biosciences Corporation (NASDAQ: MATK) announced today that its Board has approved the sale of the Company’s Fluorescent Detection Products business for $900,000 in cash and a minority interest warrant position. The transaction is expected to close by the end of June. The buyer, Columbia Biosciences Corporation, is a newly formed company headquartered in Columbia, Maryland that was founded and is owned by Martek Chairman Henry “Pete” Linsert and six additional Martek employees working in the fluorescent detection area. Upon closing, Mr. Linsert will retire from his current positions as Director and Chairman of the Board of Martek and will no longer be a part-time employee of Martek. The Martek employees working in the fluorescent detection area will join the new company. Current Martek Director Robert J. Flanagan has been elected to replace Mr. Linsert as Chairman of Martek’s Board of Directors.

Martek’s sales of fluorescent marker products were less than $1 million in each of the last three years, and Martek’s senior management determined that the business did not fall within the scope of Martek’s current commercial focus. Accordingly, the Nominating and Corporate Governance Committee of Martek’s Board of Directors engaged an independent financial advisory firm to conduct a competitive bid process that resulted in the agreement with Columbia Biosciences. Beyond its minority interest warrant position, Martek will have no other economic interest, funding or other obligations in or to the new entity, and the new entity will operate entirely independently of Martek.

“I believe the sale of the fluorescent detection business will enable us to increase our focus on our core infant formula business as well as our ambitious effort to expand the use of our life’sDHA™ into the food and beverage and supplement markets”, said Steve Dubin, CEO. “I wish Pete and the other employees well as they leave Martek for this new endeavor.”

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation and development of DHA omega-3 products that promote health and wellness through every stage of life. The company produces life’sDHA™, a sustainable and vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, beverages, infant formula, and supplements. The company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, from a sustainable, vegetarian source, for use in infant formula. For more information on Martek Biosciences Corporation, visit http://www.martek.com/.

Sections of this release contain forward-looking statements. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Form 10-K for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.